Exhibit 99-B.4.36

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are hereby endorsed as follows:

I. The following provisions apply to amounts attributable to Net Contributions made to the Contract on or after the effective date of this endorsement.

     1.  In the section entitled Fixed Plus Account in Contract Schedule I:

         Replace the Minimum Guaranteed Interest Rate provision with the following:

         Minimum Guaranteed Interest Rate:

              3% (effective annual rate of return).

     2. Replace the Full Withdrawal provision with the following:

         Full Withdrawal:

              The Payment of Fixed Plus Account Full Withdrawal provision will be waived when the withdrawal is:

              a) Due to the Participant's death before Annuity payments begin and request for payment is received within [six (6)] months after the Participant's date of death;

              b)  Used to purchase Annuity benefits;

              c) Made when the amount in the Fixed Plus Account is $3,500 or less and no amount has been surrendered, transferred, taken as a loan or used to purchase Annuity benefits during the prior 12 months;

              d) Due to hardship from an unforeseeable emergency, as defined by the Code, if the following conditions are met:

                  1)  the hardship is certified by the employer;

                  2)  the amount is paid directly to Participant; and

                  3) the amount paid for all withdrawals due to hardship during the previous 12 month period does not exceed 10% of the average value of all Accounts under the Contract during that same period; or

              e) Due to separation from service with the employer, provided that:

                  1) the employer certifies that the Participant separated from service;

                  2) the amount is withdrawn within one year from separation from service or, if withdrawn after one year from separation from service, the amount withdrawn is paid directly the Participant; and

                  3) the amount paid for all partial and full withdrawals due to separation from service during the previous 12 month period does not exceed 20% of the average value of all Accounts under the Contract during that same period.

II. All amounts transferred or allocated to the Fixed Plus Account on or after the effective date of this endorsement will be subject to the Fixed Plus Account rules applicable to amounts attributable to Net Contributions made to the Contract on or after that date.

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III. One Time Election with Respect to Existing Fixed Plus Account Values.

         a. During the [three (3)] month period beginning on the effective date of this endorsement, Participants will have a one-time opportunity to elect, by giving notice to Aetna, to have all amounts held in the Fixed Plus Account be subject to the Fixed Plus Account rules applicable to amounts attributable to Net Contributions made to the Contract on or after the effective date of this endorsement. Participants who make the election described in the preceding sentence will not be entitled to be credited, beginning on the tenth anniversary of their Individual Account, with an interest rate that is higher than the then-declared rate for Individual Accounts before the tenth anniversary on any amounts held in the Fixed Plus Account. An election made pursuant to this provision may not be revoked.

         b. For Participants who do not make the election allowed under paragraph III (a) above, amounts attributable to their balances in the Fixed Plus Account on the effective date of this endorsement will remain subject to the rules described in the Contract (without giving effect to paragraph (I) of this endorsement) until such time as they are transferred to another investment option or withdrawn.


Endorsed and made a part of the Contract and Certificate effective on the date, after any required state approval, as of which it is issued by Aetna.

                                              /s/ Dan Kearney